PROSPECTUS ADDENDUM Dated February 6, 2025 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-283672

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated February 6, 2025)

UBS AG

Debt Securities and Warrants

When UBS AG initially offered your debt securities or warrants, UBS AG prepared either a preliminary prospectus supplement or a preliminary pricing supplement, each of which supplements and forms part of the offering document(s) relating to your debt securities or warrants (each, a “preliminary offering document”).

This prospectus addendum supplements the preliminary offering document(s) relating to your debt securities or warrants, each of which references a “base” prospectus dated May 27, 2022, a “product” supplement dated May 27, 2022 and may also reference an “index” supplement dated May 27, 2022. UBS AG has filed a new registration statement on Form F-3 with the Securities and Exchange Commission, which became effective on February 6, 2025 (the “new registration statement”) and, in connection therewith, UBS AG has filed a new “base” prospectus, a new “product” supplement and a new “index” supplement. As a result, you should read this prospectus addendum and the preliminary offering document(s), together with the new “base” prospectus included in the new registration statement, the new “product” supplement and, if applicable, the new “index” supplement, which may be accessed via the following links:

New Base Prospectus:

https://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm; and

New Product Supplement:

https://www.sec.gov/Archives/edgar/data/1114446/000183988225007687/ubs_424b2-03691.htm; and

New Index Supplement:

https://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm.

In addition, please disregard the table of contents for the prior base prospectus, product supplement and, if applicable, index supplement that is provided in the preliminary offering document for your securities. A table of contents for the new base prospectus, new product supplement and new index supplement is provided in the new base prospectus, product supplement and index supplement, respectively.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the preliminary offering document, the new base prospectus, the new product supplement and the new index supplement, in connection with the initial offers and sales of the securities. Please see “Supplemental Plan of Distribution” or “Supplemental Plan of Distribution; Conflicts of Interest”, as applicable, in the applicable preliminary offering document for your securities, “Supplemental Plan of Distribution; Conflicts of Interest” in the new product supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Securities LLC

Prospectus Addendum dated February 6, 2025